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                                 CONTACT:          Zurn Industries, Inc.
                                                   John R. Mellett
                                                   Chief Financial Officer
                                                   (814) 452-2111

                                                   Deutsche Morgan Grenfell
                                                   Jonathan P. Wendell
                                                   (212)469-8016

                                 CONTACT:          Eljer Industries, Inc.
                                                   Brooks Sherman
                                                   Chief Financial Officer
                                                   (972) 407-2603

                                                   Bear, Stearns & Co. Inc.
                                                   Sheldon I. Stein
                                                   (214) 979-7935
FOR IMMEDIATE RELEASE
                                                   Morgen-Walke Associates
                                                   Lynn Morgen/June Filingeri
                                                   Media contact: Stan Froelich
                                                   (212) 850-5600



               ZURN INDUSTRIES, INC. TO BUY ELJER INDUSTRIES, INC.


     DALLAS, Texas, December 16, 1996 - Eljer Industries, Inc. (NYSE:ELJ) and Zurn Industries, Inc. (NYSE:ZRN) announced today the execution of a definitive merger agreement in which an affiliate of Zurn has agreed to acquire all of the outstanding shares of common stock of Eljer for $24.00 per share in cash. Zurn will commence a tender offer for the Eljer shares by Friday, December 20, 1996. The expiration date of the tender offer will be 20 business days following commencement, unless the offer is extended.
     Eljer, based in Dallas, TX is a leading manufacturer and marketer of high quality building products, including plumbing, heating and ventilation products, for residential and commercial

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ZURN INDUSTRIES, INC. TO BUY ELJER INDUSTRIES, INC.                       Page 2

construction, remodeling and repair, and do-it-yourself markets. Eljer's 1995 revenues were $397.4 million. With FY 1996 reported revenues of $421.5 million, Zurn, based in Erie, PA, is an industry leader in manufacturing and marketing of plumbing products (principally to the specification markets) and in providing water resource construction services and fire protection systems.
     The merger of Zurn and Eljer will create a leader in plumbing products and HVAC markets. Zurn and Eljer believe that the merger offers very attractive product and market synergies for both Zurn and Eljer products.
     The transaction has received the approval of the Boards of Directors of both companies and is subject to only customary regulatory approvals. The Board of Directors of Eljer recommends that the offer be accepted by the Eljer shareholders.
     "The acquisition of Eljer fits perfectly with Zurn's strategic focus on plumbing products and the growth of those businesses," said Robert R. Womack, Zurn Chairman and CEO. "Eljer's products and markets are very complementary with those of Zurn and we believe the combined business has significant advantages."
     Commenting on the merger, Scott G. Arbuckle, Eljer Chairman and CEO, said, "We are pleased to have reached an agreement with Zurn which we feel is in the best interest of our shareholders and also provides the Company with a strong partner and resources for future growth. The management teams of our two organizations fit well and we believe the outlook for the combined organization to be exciting."
     Zurn has indicated that it will finance this transaction through a combination of internal cash resulting from its recent sale of business units and loans committed by its existing lenders.
     Deutsche Morgan Grenfell Inc. acted as financial advisor to Zurn and Bear, Stearns & Co. Inc. was financial advisor to Eljer. Deutsche Morgan Grenfell will act as dealer-manager for the tender offer.
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                          (LETTERHEAD OF MORGEN WALKE)